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                                                                     Exhibit 3.5



                        D & K HEALTHCARE RESOURCES, INC.
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


         D & K Healthcare Resources, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of said Corporation duly called and held on January 22, 2002, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Board of Directors hereby amends the Certificate of Incorporation of the Corporation as follows:

         Subparagraph (A) of Article FOURTH is hereby amended in its entirety to read as follows:

         "A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock designated respectively Common Stock ("Common") and Preferred Stock ("Preferred"). The total number of shares of Common that this corporation shall have authority to issue is twenty-five million (25,000,000) with a par value of $.01 per share, and the total number of shares of Preferred that this corporation shall have authority to issue is one million (1,000,000) with no par value."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which special meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said D & K Healthcare Resources, Inc. has caused this certificate to be signed by Leonard R. Benjamin, its Vice President, General Counsel and Secretary, this 13th day of March, 2002.


                              By: /s/ Leonard R. Benjamin
                                  ----------------------------------------------
                                  Leonard R. Benjamin
                                  Vice President, General Counsel and Secretary